Exhibit 4.3

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS.  THIS WARRANT MAY NOT BE EXERCISED, SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE ACT, UNDER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THIS WARRANT OR ANY COMMON STOCK OR OTHER SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT

VOID AFTER 5:00 P.M. NEW YORK TIME, May 2, 2014

Certificate No. ESI 1	Warrant to Purchase
300,000 Shares of Common Stock

BIOTIME, INC.
COMMON STOCK PURCHASE WARRANTS

This certifies that, for value received, Biomedical Sciences Investment Fund Pte Ltd, a Singapore private limited company, whose registered office is at 250 North Bridge Road #20-02 Raffles City Tower Singapore 179101, or registered assigns (the “Holder”), is entitled to purchase from BioTime, Inc. a California corporation (the “Company”), at a purchase price per share of Ten Dollars ($10.00) (the “Warrant Price”), the number of its Common Shares, no par value per share (the “Common Stock”), shown above.  The number of shares purchasable upon exercise of the Common Stock Purchase Warrants (the “Warrants”) and the Warrant Price are subject to adjustment from time to time as set forth in the Warrant Agreement referred to below.  Outstanding Warrants not exercised prior to 5:00 p.m., New York time, on May 2, 2014 shall thereafter be void.

Subject to restriction specified in the Warrant Agreement, Warrants may be exercised in whole or in part by presentation of this Warrant Certificate with the Purchase Form on the reverse side hereof duly executed, and simultaneous payment of the Warrant Price (or as otherwise set forth in Section 6.4 of the Warrant Agreement) at the principal office of the Company (or if a warrant agent is appointed, at the principal office of the warrant agent).  Payment of the Warrant Price shall be made by bank wire transfer to the account of the Company or by bank cashier's check as provided in Section 2.1 of the Warrant Agreement.  As provided in the Warrant Agreement, the Warrant Price and the number or kind of shares which may be purchased upon the exercise of the Warrant evidenced by this Warrant Certificate are, upon the happening of certain events, subject to modification and adjustment.

This Warrant Certificate is issued under and in accordance with a Warrant Agreement dated as of May 3, 2010, and is subject to the terms and provisions contained in the Warrant Agreement, to all of which the Holder of this Warrant Certificate by acceptance of this Warrant Certificate consents.  A copy of the Warrant Agreement may be obtained by the Holder hereof upon written request to the Company.  In the event that pursuant to Section 13 of the Warrant Agreement a warrant agent is appointed and a new warrant agreement entered into between the Company and such warrant agent, then such new warrant agreement shall constitute the Warrant Agreement for purposes hereof and this Warrant Certificate shall be deemed to have been issued pursuant to such new warrant agreement.

Upon any partial exercise of the Warrant evidenced by this Warrant Certificate, there shall be issued to the Holder hereof a new Warrant Certificate in respect of the shares of Common Stock as to which the Warrant evidenced by this Warrant Certificate shall not have been exercised.  This Warrant Certificate may be exchanged at the office of the Company (or the warrant agent, if appointed) by surrender of this Warrant Certificate properly endorsed either separately or in combination with one or more other Warrant Certificates for one or more new Warrant Certificates evidencing the right of the Holder thereof to purchase the aggregate number of shares as were purchasable on exercise of the Warrants evidenced by the Warrant Certificate or Certificates exchanged.  No fractional shares will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.  This Warrant Certificate is transferable at the office of the Company (or the warrant agent, if appointed) in the manner and subject to the limitations set forth in the Warrant Agreement.

The Holder hereof may be treated by the Company, the warrant agent (if appointed), and all other persons dealing with this Warrant Certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding, and until such transfer on such books, the Company (and the warrant agent, if appointed) may treat the Holder hereof as the owner for all purposes.

Neither the Warrant nor this Warrant Certificate entitles any Holder to any of the rights of a stockholder of the Company.

[signatures on following page]

DATED: May 3, 2010

BIOTIME, INC.

By:	s/Michael D. West
Name:	Michael D. West
Title:	Chief Executive Officer

(Seal)

Attest:	s/Judith Segall
Judith Segall, Secretary